Exhibit 8.1

List of Subsidiaries	Jurisdiction of Incorporation	Ownership

Subsidiaries of Origin Agritech Limited (BVI)
State Harvest Holdings Limited (BVI)	British Virgin Islands	100%
OAL SMY Limited	New Jersey, United States	100%
Origin BioScience Limited	British Virgin Islands	100%
Beijing Origin State Harvest Biotechnology Limited	Peoples’ Republic of China	100%

Variable Interest Entity under Beijing Origin State Harvest Biotechnology Limited
Hainan Aoyu Biotechnology Limited (“Hainan Aoyu”)	Peoples’ Republic of China	100%
Xinjiang Originbo Seed Company Limited	Peoples’ Republic of China	70.52% - Subsidiary of Hainan Aoyu
Beijing Origin Agriculture Limited	Peoples’ Republic of China	100% - Subsidiary of Hainan Aoyu
Henan Baodao Origin Agriculture and Animal Husbandry Co., Ltd. (“Henan Baodao”)	Peoples’ Republic of China	51%
Shihezi Baodao Agriculture and Animal Husbandry Technology Co., Ltd.	Peoples’ Republic of China	100% - Subsidiary of Henan Baodao

Subsidiaries held by Beijing Origin State Harvest Biotechnology Limited
Hubei Aoyu Agricultural Technology Limited	Peoples’ Republic of China	51%
Anhui Aoyu Zhonggye Technology Ltd.	Peoples’ Republic of China	50%
Xuzhou Aoyu Agricultural Technology Ltd.	Peoples’ Republic of China	51%
Shandong Aoruixinong Agricultural Technology Limited	Peoples’ Republic of China	51%
Henan Aoyu Zhongye Limited	Peoples’ Republic of China	51%